Investor Contact:
Reed Nolte
212-852-7092
rnolte@21cf.com

Press Contact:
Nathaniel Brown
212-852-7746
nbrown@21cf.com

FOR IMMEDIATE RELEASE

21ST CENTURY FOX AMERICA, INC. PRICES AN AGGREGATE OF $850 MILLION OF NEW DEBT

NEW YORK, NY, November 15, 2016 - 21st Century Fox America, Inc. (“21CFA”), a wholly-owned subsidiary of Twenty-First Century Fox, Inc. (“21st Century Fox” or the “Company”), today announced the pricing of an issuance of $850 million in aggregate principal amount of Senior Notes, which will be conducted in two tranches consisting of $450 million of 3.375% Senior Notes due 2026 and $400 million of 4.750% Senior Notes due 2046 (together, the “Senior Notes”). The Senior Notes will be guaranteed by the Company. The closing of the offering is expected to occur on November 18, 2016, subject to satisfaction of customary closing conditions. 21CFA will receive gross proceeds of $848,687,500 from this offering and expects to use the net proceeds for general corporate purposes.

The offering will be made in accordance with Rule 144A under the Securities Act of 1933, as amended, to purchasers in the United States and in accordance with Regulation S under the Securities Act to purchasers outside of the United States. The offering of the Senior Notes has not been registered under the Securities Act, and the Senior Notes may not be offered or sold absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About 21st Century Fox
21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.8 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic Channels, STAR India, 28 local television stations in the U.S. and more than 300 international channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and a 50% ownership interest in Endemol Shine Group. The Company also holds a 39.1% ownership interest in Sky, Europe’s leading entertainment company, which serves 22 million customers across five countries. For more information about 21st Century Fox, please visit www.21CF.com.